UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 17, 2010
SNYDER’S-LANCE, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina	0-398	56-0292920

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

13024 Ballantyne Corporate Place, Suite 900	28277

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 554-1421
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Amendment of Compensatory Arrangement
          On December 17, 2010, Snyder’s-Lance, Inc. (the “Company”), entered into an Amendment (the “Amendment”) to the Compensation and Benefits Assurance Agreement (the “Benefits Agreement”) between the Company and Glenn A. Patcha, Senior Vice President, Sales and Marketing of the Company. As previously disclosed by the Company, the Benefits Agreement provides for the payment of specified severance compensation and benefits to Mr. Patcha in the event that a “qualifying termination” of Mr. Patcha’s employment occurs within three years following a “change in control” of the Company.
          The Amendment provides that, if a qualifying termination occurs within three years following a change in control, Mr. Patcha will be entitled to receive, in addition to other compensation and benefits specified in the Benefits Agreement, an amount equal to the sum of (a) three times his base salary in effect on the date of the qualifying termination or, if greater, his base salary immediately before the change in control, plus (b) three and one-half times the greater of his prior year annual cash incentive or current year target incentive under the Company’s Annual Performance Incentive Plan. Before the Amendment, the Benefits Agreement provided for the payment of, in addition to the other compensation and benefits specified in the Benefits Agreement, an amount equal to the sum of (a) three times his base salary in effect on the date of the qualifying termination or, if greater, his base salary immediately before the change in control, plus (b) three times the greater of his prior year annual cash incentive or current year target incentive under the Company’s Annual Performance Incentive Plan.
          Pursuant to the Amendment, Mr. Patcha has agreed that, during the three-year period following a qualifying termination, he will not obtain or hold any employment with, or provide services for, a competitor of the Company, where he will hold a position or have duties with, or perform services for, such competitor in connection with the sale of sandwich cracker snacks. In addition, Mr. Patcha has agreed that, during the twelve-month period following a qualifying termination, he will not obtain or hold any employment with, or provide services for, a competitor of the Company, where he will hold a position or have duties with, or perform services for, such competitor in connection with the sale of (a) private label cookies and crackers or (b) kettle cooked chips. The foregoing restrictions apply to competitors that conduct business in any state within the United States where the Company sells its products. In the event of a breach by Mr. Patcha of the restrictive covenants, the Company will have the right to recover up to $2 million, as determined by the Company, from any cash severance paid by the Company to Mr. Patcha, in addition to the right to pursue any other remedies available to the Company.
          The summary of the Amendment contained herein is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
     Departure of Executive Officer
          On December 20, 2010, Mr. Patcha resigned from the Company. The resignation was effective as of December 20, 2010. Pursuant to the Benefits Agreement, Mr. Patcha’s resignation is a “qualifying termination” of employment occurring within three years following a “change in control” of the Company. As a result, Mr. Patcha will receive the following severance compensation and benefits from the Company in accordance with the terms of the Benefits Agreement:
          (a) his accrued base salary and benefits as of the date of the qualifying termination;
          (b) an amount equal to the sum of (i) three times his base salary in effect on the date of the qualifying termination or, if greater, his base salary immediately before the change in control, plus (ii) three and one-half times the greater of his prior year annual cash incentive or current year target incentive under the Company’s Annual Performance Incentive Plan.

          (c) a pro rata payment based on the greater of his current year target incentive or the actual incentive earned through the date of the termination under the Company’s Annual Performance Incentive Plan;
          (d) an amount equal to the amounts paid under items (a), (b) and (c) above multiplied by the highest percentage of his compensation contributed to his account under the Company’s qualified profit sharing plan during the three years prior to termination;
          (e) up to 36 months of health and dental plan insurance;
          (f) outplacement services for up to two years, at a maximum cost of 20% of his base salary;
          (g) immediate vesting of any unvested stock options; and
          (h) an amount to cover, on an after-tax basis, any Federal excise taxes payable by Mr. Patcha.
          As previously disclosed, a “change in control” of the Company, as defined under the Benefits Agreement, occurred on December 2, 2010 in connection with the merger of a wholly-owned subsidiary of the Company with Snyder’s of Hanover, Inc.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Exhibit Description
10.1	Amendment to Compensation and Benefits Assurance Agreement, dated as of December 17, 2010, between the Company and Glenn A. Patcha

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNYDER’S-LANCE, INC.
Date: December 22, 2010	By:	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

SECURITIES AND EXCHANGE COMMISSION
Washington, DC
EXHIBITS
CURRENT REPORT
ON
FORM 8-K

Date of Event Reported:	Commission File No:
December 17, 2010	0-398
SNYDER’S-LANCE, INC.
EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Amendment to Compensation and Benefits Assurance Agreement, dated as of December 17, 2010, between the Company and Glenn A. Patcha